Exhibit 99.1

FOR IMMEDIATE RELEASE

DELPHI FINANCIAL ANNOUNCES SETTLEMENT WITH CLASS ACTION
PLAINTIFFS REGARDING ACQUISITION BY TOKIO MARINE

Wilmington, Delaware, April 9, 2012 – Delphi Financial Group, Inc. (Delphi) (NYSE:DFG) announced today that Delphi, Tokio Marine Holdings, Inc. (Tokio Marine) and the other named defendants have agreed to settle In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144-VCG, the consolidated action brought in connection with the merger of Delphi and a subsidiary of Tokio Marine.  If the settlement is finalized and approved, Delphi’s Class A stockholders and option holders as of the effective time of the merger, other than the defendants to the consolidated action and their affiliates, will receive their pro rata portion of a payment equal to $49 million less plaintiffs’ counsel fees and expenses, which have not yet been determined. The payment will be made after and subject to approval of the settlement agreement by the Court of Chancery of the State of Delaware.  A hearing to consider the settlement is expected to occur subsequent to the closing of the merger. The amount of plaintiffs’ counsel fees and expenses will be determined at or after the time the Court of Chancery approves the settlement agreement.

The settlement is contingent upon, among other things, definitive documentation, completion of the merger and approval by the Court of Chancery of the State of Delaware.  In the event the court does not approve the settlement or the other conditions are not satisfied, the Delphi defendants will continue to vigorously defend all claims.

The payment described above is separate and distinct from the merger consideration payable to Delphi’s Class A stockholders.  Under the terms of the previously announced merger agreement with Tokio Marine and TM Investment (Delaware) Inc., a wholly-owned subsidiary of Tokio Marine, Class A stockholders will receive $43.875 per Class A share.  In addition, Class A stockholders will receive $1.00 in cash per Class A share pursuant to a one-time special dividend from Delphi for each share of Class A stock they own.

Delphi also announced today that the merger has been approved by the insurance regulators of the states of Illinois, Missouri, New York and Texas and the Cayman Islands and that the applicable waiting period under the competition laws of Hawaii has expired.  The closing of the merger remains subject to approval by the Financial Services Agency of Japan and the satisfaction of other customary closing conditions.  The transaction is expected to close in the second quarter of 2012.

About Delphi Financial Group, Inc.:

Delphi Financial Group, Inc. is a financial services company focused on specialty insurance and insurance-related businesses.  Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance.  Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements.  The factors that could cause actual results to differ materially include those referred to in filings of Delphi Financial Group, Inc. (“Delphi”) with the U.S. Securities and Exchange Commission, as well as the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Delphi; the conditions to the completion of the proposed transaction may not be satisfied, or the regulatory approvals required for the proposed transaction may not be obtained on the terms expected or on the anticipated schedule; the conditions to the settlement of the litigation described above may not be satisfied; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction.  Tokio Marine Holdings, Inc. and Delphi assume no obligation, and expressly disclaim any obligation, to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Contact:

Investors:
Bernard J. Kilkelly, Vice President-Investor Relations
Delphi Financial Group, Inc.
Email: bkilkelly@dlfi.com
Tel: +1-212-303-4349

Press:
Steve Lipin
Gemma Hart
Brunswick Group LLC
Tel: +1-212-333-3810